UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CELL SOURCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	32-0379665
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

65 Yigal Alon Street Tel Aviv, Israel 67433
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.001 per share.

Item 1. Description of Registrant's Securities to be Registered.

This registration statement relates to the Common Stock, par value $0.001 per share (the “Common Stock”), of Cell Source Inc. (the “Company”).

The holders of Common stock are entitled to one vote per share on all matters presented to the stockholders. Holders of the Company’s Common Stock and outstanding preferred stock that votes on an as converted basis representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Stockholders of the Company holding a majority of the Company’s outstanding voting stock shall have the power to adopt, amend or repeal Bylaws. To the extent provided in the Company’s Articles of Incorporation, the Board of Directors of the Company may also have the power to adopt, amend or repeal Bylaws of the Company, except insofar as Bylaws adopted by the stockholders otherwise provide.

The Company’s Articles of Incorporation give the Board of Directors the authority to fix and determine the relative rights and preferences of the Company’s preferred stock. The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock, terms of which may be determined by the Board of Directors without further stockholder approval. As a result, the Board of Directors may authorize the issuance of a series of preferred stock that would grant to holders the preferred right to the Company’s assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock, and the right to the redemption of the shares, together with a premium, prior to the redemption of the Common Stock. In addition, the Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than the Common Stock or that is convertible into the Common Stock, which could decrease the relative voting power of the Common Stock or result in dilution to existing stockholders.

The Company has not paid dividends on the Common Stock to date and it is not anticipated that any dividends will be paid to holders of Common Stock in the foreseeable future.

Item 2. Exhibits.

3.1 (1)	Articles of Incorporation, dated June 6, 2012
3.2 (2)	Certificate of Amendment to Articles of Incorporation, dated June 23, 2014
3.3 (3)	Certificate of Amendment to Articles of Incorporation, dated May 20, 2014
3.4 (2)	Bylaws, dated June 6, 2012

(1)	Incorporated by reference to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 6, 2012
(2)	Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on June 26, 2014.
(3)	Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on June 6, 2014.
(4)	Incorporated by reference to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 6, 2012

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Cell Source, Inc.

Dated: April 1, 2015		/s/ Itamar Shimrat
	By:	Itamar Shimrat
Chief Executive Officer